Exhibit 10.1

Final Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 26, 2020 (“Effective Date”), by and between Redwood Green Corp., a Nevada corporation (the “Employer”), and Michael Saxon, an individual resident in the Commonwealth of Virginia (the “Executive”).

RECITALS

WHEREAS, the Employer considers it essential and in the best interests of its stockholders to foster the employment of key management personnel and desires to engage the services of the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to render services to the Employer on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT TERMS AND DUTIES

1.1 EMPLOYMENT.

The Employer agrees to, and hereby does, employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement.

1.2 TERM.

Subject to the provisions of Section 5, the Employment Period for the Executive’s employment under this Agreement will be two (2) years, beginning on the Effective Date and shall be automatically renewed for an additional consecutive one year term thereafter on each anniversary of this Agreement, unless, not less than sixty (60) days prior to such anniversary, either party gives the other party written notice of the non-renewal of the Employment Period, which non-renewal shall not be considered a termination of the Executive’s employment for purposes of Section 5 of this Agreement.

1.3 DUTIES.

The Executive will serve as the Chief Executive Officer of the Employer and perform such duties as are commensurate with such position. In the performance of his duties, the Executive shall comply with the policies, and be subject to the reasonable direction, of the Board of Directors of the Employer. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote such efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer’s business. The Executive shall be employed on a full time basis by the Employer and shall initially be located at an office to be provided by the Employer near his home in Richmond, Virginia, pending the establishment of a corporate headquarters that may be outside the Richmond, Virginia area, to which Executive would then be expected to report. In this case, Executive and Employer shall mutually agree on a relocation program that will either consist of: (i) the relocation of Executive, at the expense of the Employer, to an area proximate to any such new corporate headquarters; or (ii) Executive and Employer agreeing on the scope and allocation of cost of a commuting/temporary accommodation program. Subject to the provisions of Section 7 of this Agreement, the Executive may continue to engage in the following activities: (a) serving on the Board of Directors of community or other non-profit ventures in an unpaid capacity, provided such ventures do not interfere with Executive’s full-time service to the Employer, (b) serving on the Board of Directors of other non-competitive ventures or businesses that are pre-approved in writing by the Employer’s audit committee (with the understanding that North Bud Farms Inc. would be deemed a competitive venture); and (c) managing his personal investments, provided that such activities set forth in (a) through (c) (individually or collectively) do not materially and adversely interfere or conflict with the performance of the Executive’s duties or responsibilities under this Agreement.

2. COMPENSATION

2.1 BASIC COMPENSATION.

(a) Signing Bonus: Cash and RSUs.

(i) The Executive will be paid a cash signing bonus of $150,000, payable upon effectiveness of this Agreement. Executive agrees, however, to repay the signing bonus to the Employer promptly in the event he either resigns his position for other than “Good Reason” (and not on account of the Executive’s death or “Disability”, as hereafter defined), or is terminated by the Employer “For Cause”, on or before December 31, 2020.

(ii) The Employer agrees to grant to the Executive as of the Effective Date, 2,000,000 RSU’s. The RSU’s awarded shall be subject to the terms of a Restricted Stock Unit Agreement granted under and subject to the Employer’s 2019 Omnibus Incentive Plan (the “Plan”), however, in all events shall vest over the two (2) years following the Effective Date in the following manner: 50% on the first annual anniversary of the Effective Date, provided that Executive remains continuously employed by Employer during such period, and thereafter in quarterly installments through the second annual anniversary of the Effective Date, provided that Executive remains continuously employed by Employer during each of such quarterly periods, and provided further, that any unvested RSU’s that arise due to a separation of Executive’s employment with the Employer prior to the expiration of such two (2) year term, shall vest upon the Executive’s death, the termination of the Executive’s employment on account of Disability, termination by the Employer other than For Cause, termination by the Executive for Good Reason, or upon a Change in Control, as and to the extent set forth in Section 5.2 hereafter.

(b) Base Salary. The Executive will be paid an annual base salary of $360,000 during 2020 with an automatic increase, effective on each anniversary of the Effective Date, of 10% per annum each year over the prior year’s base salary during the term of this Agreement, subject to tax withholdings and upwards adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Executive’s Base Salary will be reviewed by the Employer’s Board of Directors not less frequently than annually, and may be further adjusted upward by the Employer.

(c) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, and medical and dental insurance coverage benefits, and other employee benefit plans of the Employer, to the extent that may be in effect from time to time, and to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”). The Executive shall also be entitled to such other employee benefits as are now or may become available to any of the Employer’s other executive officers. Executive shall work with the Compensation Committee to develop a benefits package to assist in recruiting talent.

2.2 INCENTIVE AND ANNUAL EQUITY COMPENSATION.

(a) Targeted Annual Incentive Bonus. In addition to his Base Salary, the Executive shall be eligible to receive a targeted annual incentive bonus each calendar year based upon achievement of performance goals of the Executive and corporate achievements of the Employer, as determined in the sole discretion of the Compensation Committee of the Employer (the “Compensation Committee”), upon consultation with a compensation consultant. The performance goals will establish threshold, target and maximum performance levels ranging from 0% to 100% of Base Salary. An annual incentive bonus that is earned shall be payable to the Executive within no more than thirty (30) days following the Employer’s determination of the performance goals for the annual period in question (but in no event later than March 15 of the year after such annual period), and shall be accompanied by a certification of the Employer’s Chief Financial Officer describing the determination of the amount of the annual incentive bonus. The annual incentive bonus shall be payable to the Executive in cash to the extent of a maximum of 100% of Executive’s Base Salary. Subject to the Compensation Committee’s determination of the achievement of the performance goals, the annual incentive bonus for a calendar year shall be earned if the Executive’s employment or service continues until December 31 of that year.

(b) Annual RSU Award. In addition to his Base Salary and targeted annual incentive bonus opportunity under Section 2.2(a) above, the Executive shall each calendar year also be eligible to receive an annual RSU based upon achievement of performance goals of the Executive and corporate achievements of the Employer, as determined in the sole discretion of the Compensation Committee (upon consultation with a compensation consultant). The performance goals, which may or may not be the same as the performance goals established in connection with Section 2.2(a) above, will establish threshold and maximum performance levels ranging from 0 to 250% of Base Salary, and will be settled upon the issuance of additional RSU’s to the Executive. The number of RSUs granted on each award date shall equal the number of shares of common stock of the Employer that have a Fair Market Value on the date of grant equal to that percentage of Base Salary resulting from the Committee’s determination of the annual performance goals. The RSUs shall be subject to the terms of a Restricted Stock Unit Agreement granted under and subject to the Plan, provided, however, in all events shall vest on the second annual anniversary of the award date, as long as Executive remains continuously employed by Employer during such two (2) year period, and provided further, that any unvested RSU’s that arise due to a separation of Executive’s employment with the Employer prior to the expiration of such two (2) year term, shall vest upon the Executive’s death, the termination of the Executive’s employment on account of Disability, termination by the Employer other than For Cause, or termination by the Executive for Good Reason, or upon a Change of Control, to the extent and as set forth in Section 5.2 hereafter. Subject to the Compensation Committee’s determination of the achievement of the performance goals, the annual incentive bonus for a calendar year shall be earned if the Executive’s employment or service continues until December 31 of that year.

2.3 MANAGEMENT INCENTIVE EQUITY POOL

The Compensation Committee, in consultation with Executive, will establish and/or maintain a Management Equity Incentive Pool of at least 10% of the outstanding shares of the Company for senior management and other personnel of the Company.

3. EXPENSE REIMBURSEMENT

The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive in the performance of the Executive’s duties pursuant to this Agreement, including, without limitation, reasonable expenses incurred by the Executive in attending business meetings and for entertainment expenses, dues in such trade and professional organizations as the Executive deems appropriate, toll tag fees, annual dues associated with membership in airport lounges and clubs, and cell phone fees, in accordance with the Employer’s then applicable travel and entertainment policies. Any individual expenses (or those aggregated for a single business trip) greater than $10,000 must be approved by either the Employer’s Chief Financial Officer or the Employer’s Compensation Committee. The Executive must submit expense reports with respect to such expenses in accordance with the Employer’s policies. Payment by employer or reimbursement, as appropriate, will be made by Employer within thirty days following submission.

4. VACATIONS AND HOLIDAYS

The Executive will be entitled to four (4) weeks’ paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.

5. TERMINATION

5.1 EVENTS OF TERMINATION.

(a) The Executive’s employment may be terminated by the Employer on the following grounds:

(i) upon the death of the Executive;

(ii) upon the Disability (defined in Section 9.1) of the Executive immediately upon notice from either party to the other;

(iii) For Cause (defined in Section 9.1) (following the expiration of any applicable notice period); and

(iv) at the discretion of the Employer, other than For Cause.

(b) The Executive may terminate his employment on the following grounds:

(i) without Good Reason (defined in Section 9.1), provided that the Executive gives the Employer at least thirty (30) days prior written notice of his termination of employment; or

(ii) for Good Reason (following the expiration of any applicable notice period).

5.2 TERMINATION BENEFITS.

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 5.2:

(a) Termination by the Employer For Cause or Termination by the Executive Without Good Reason. If the Employer terminates this Agreement For Cause or the Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive the Accrued Obligations, but will not be entitled to any other compensation. All RSU’s or other equity awards that are not vested on or before the date of such termination, shall terminate as of the date such termination from employment is effective.

(b) Termination upon Disability. If this Agreement is terminated by the Employer as a result of the Executive’s Disability, in lieu of any payments due under this agreement or any severance plan or program for employees or executives. Executive shall be entitled to receive (i) the Accrued Obligations, (ii) a continuation of his then effective Base Salary for six (6) months following such termination, and (iii) Executive shall be given credit under all RSU’s for an additional six (6) months of service for the purpose of vesting thereunder. The Base Salary continuation benefit described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices then in effect beginning with the first regular payroll date that occurs after the Release Effective Date; provided, however, that if the sixty (60) day period for providing the Release begins in one calendar year and ends in the following calendar year, the first payment of such amount shall be made on the first regular payroll date that occurs in the second calendar year and that is after the Release Effective Date. The proceeds of any disability insurance secured on behalf of the Executive by the Employer and received by the Executive shall be applied towards, and credited against, the Employer’s obligation to continue paying the Executive’s Base Salary as set forth above. If Executive or Executive’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for six (6) months or, if earlier, the month in which the right to COBRA coverage ends.

(c) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive’s estate shall be entitled to receive, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives (i) the Accrued Obligations, (ii) a continuation of the Executive’s Base Salary for six (6) months following the Executive’s death and (iii) Executive shall be given credit under all RSU’s for an additional six (6) months of service for the purpose of vesting thereunder. The Base Salary continuation benefit described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices then in effect beginning with the first regular payroll date that occurs after the Release Effective Date; provided, however, that if the sixty (60) day period for providing the Release begins in one calendar year and ends in the following calendar year, the first payment of such amount shall be made on the first regular payroll date that occurs in the second calendar year and that is after the Release Effective Date. If Executive’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for six (6) months or, if earlier, the month in which the right to COBRA coverage ends.

(d) Termination by the Executive For Good Reason or Termination by the Employer Other than For Cause. If this Agreement is terminated by the Executive for Good Reason, or if this Agreement is terminated by the Employer other than For Cause, then the Executive shall be entitled to receive, in lieu of any other payments due under this Agreement or any severance plan or program for employees or executives (i) the Accrued Obligations, (ii) a continuation of the Executive’s Base Salary for twelve (12) months following the Executive’s death and (iii) Executive shall be given credit under all RSU’s for an additional twelve (12) months of service for the purpose of vesting thereunder. The Base Salary continuation benefits described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices, then in effect beginning with the first regular payroll date that occurs after the Release Effective Date; provided, however, that if the sixty (60) day period for providing the Release begins in one calendar year and ends in the following calendar year, the first payment of such amount shall be made on the first regular payroll date that occurs in the second calendar year and that is after the Release Effective Date. Executive shall make himself available to provide strategic consulting and transition services for twelve (12) months following the effective date of the Executive’s termination covered by this Section 5.2(d); provided, however, that the Executive shall not be required to perform more than twenty (20) hours of such service in a month. If Executive or Executive’s eligible dependent(s) timely elect coverage pursuant to COBRA, the Employer shall pay for COBRA coverage for twelve (12) months or, if earlier, the month in which the right to COBRA coverage ends.

(e) Termination by the Executive For Good Reason or Termination by the Employer Without Cause, following a Change in Control. If within six (6) months following a Change in Control, Executive terminates his employment for Good Reason or is terminated by the Employer Without Cause, in addition to any other benefits to which Executive may be entitled under this Section 5.2, all outstanding unvested RSU’s shall vest.

(f) Effective Release. No payments (other than the Accrued Obligations) will be made to Executive (or his estate, as applicable) and no acceleration of RSU’s on behalf of Executive under this Section 5 will occur, unless the Executive (or his estate, as applicable) executes and does not revoke a mutually agreeable Release.

(g) Resignation. On the date of any termination of Executive’s employment, the Executive agrees to resign all positions for Employer, including as an officer and director of the Employer and/or its parents, subsidiaries and affiliates, if applicable.

6. CHARACTER OF TERMINATION PAYMENTS; MITIGATION

The amounts payable to the Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the Effective Date to the date he becomes entitled to such payments. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

7. RESTRICTIVE COVENANTS.

7.1 Non-Competition and Non-Solicitation. The Executive agrees that during the Term and for a non-compete term of twelve (12) months following the date the Executive’s employment with the Employer terminates (the “Non-Compete Term”) as a result of (a) Executive’s resignation other than for Good Reason, (b) Employer’s termination of Executive other than For Cause, or (c) Employer’s termination of Executive For Cause, in each case, the Executive shall not, directly or indirectly, on his behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise: (i) provide services or perform activities for, or acquire or maintain any ownership interest in, a Competitive Enterprise that competes within one hundred (100) miles of any office of the Employer: (ii) Solicit a Customer to transact business with a Competitive Enterprise, or to reduce or refrain from doing any business with the Employer, (iii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Employer and a Customer; or (iv) Solicit or otherwise cause any employee (including, without limitation, any managing director), officer or agent of the Employer to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Employer or to terminate his or her relationship, contractual or otherwise, with the Employer.

7.2 Trade Secrets and Confidential Information. The Executive recognizes that it is in the legitimate business interest of the Employer, any subsidiary, and any controlled affiliate, (collectively, “Employer Entities”) to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Employer Entities for any purpose other than in connection with the Executive’s performance of his duties to the Employer Entities and to limit any potential appropriation of such Trade Secrets and Confidential Information. The Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Employer Entities heretofore or in the future obtained by the Executive in the course of his duties shall be considered confidential and the proprietary information of the Employer Entities. The Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information. The Parties agree that the Employer Entities’ Trade Secrets and Confidential Information shall not include any information that is (i) already known to Executive when he begins employment with Employer, (ii) available in the public sphere, or (iii) made known to Executive wholly outside of and separate from his performance of duties for Employer.

7.3 Discoveries and Works. All Discoveries and Works made or conceived by the Executive during the Term, jointly or with others, that relate to the present or anticipated activities of the Employer, any subsidiary or any affiliate, or are used or usable by the Employer, any subsidiary or any affiliate shall be owned by the Employer, any subsidiary or any affiliate. The Executive shall promptly notify, make full disclosure to, and execute and deliver any documents requested by the Employer, any subsidiary or any affiliate, as the case may be, to evidence or better assure title to Discoveries and Works in the Employer, any subsidiary or any affiliate, as so requested. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101.

7.4 Mutual Non-Disparagement.

(a) The Executive agrees that the Executive will not disparage the Employer Entities and/or any of the following who are known by Executive to be affiliated with the Employer Entities: their respective officers, directors, investors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators. Nor shall Executive make any public statement reflecting negatively on the persons and entities described in the preceding paragraph to third parties, including, but not limited to, any matters relating to the operation or management of the Employer, irrespective of the truthfulness or falsity of such statement.

(b) Employer agrees, on behalf of itself, the Employer Entities, and its and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, not to disparage Executive or to make any public statement reflecting negatively on the Executive, including, but not limited to, on any matters related to his performance of duties, professionalism, and integrity, irrespective of the truthfulness or falsity of such statement.

7.5 Remedies. In view of the nature of the business in which the Employer is engaged, the Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation thereof would result in irreparable injuries to the Employer which would not be readily ascertainable or compensable in terms of money, and that, in addition to any other remedy to which the Employer and its subsidiaries and affiliates may be entitled at law or in equity, the Employer and its subsidiaries and affiliates shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate. Nothing herein contained shall be construed as prohibiting the Employer and its subsidiaries and affiliates from pursuing, in addition, any other remedies available to the Employer and its subsidiaries and affiliates for such breach or threatened breach.

7.6 Enforceability. It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable and necessary for the purpose of preserving and protecting the legitimate interests of the Employer and its subsidiaries and affiliates, including its goodwill and proprietary rights, if a final determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on the Executive’s activities, the provisions of this Section 7 shall not be rendered void but, to the extent allowable by law, shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitration panel may determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or the availability of any other remedy.

8. PROVISIONS REGARDING RESTRICTED STOCK UNITS

8.1 Representations and Warranties of the Executive. In connection with the awarding of the RSU’s hereunder, the Executive makes the following representations and warranties to the Employer as of the Effective Date:

(a) The Executive hereby acknowledges and agrees that the Employer is in the early-stages of the development of its business plan, and offers no assurances of success. The Executive has had such opportunity as the Executive has deemed adequate to obtain from representatives of the Employer such information as is necessary to permit the Executive to evaluate the merits and risks of the Executive’s acquisition of the RSU’s. The Executive has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the RSU’s and to make an informed investment decision with respect thereto. The Executive can afford the complete loss of the value of the RSU’s and is able to bear the economic risk of holding the RSU’s or the Common Stock issued in settlement of such RSU’s, for an indefinite period.

(b) The Executive is acquiring these securities for investment for the Executive’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. The Executive does not have any present intention to transfer the RSU’s or the Common Stock issued in settlement of such RSU’s, to any third party.

(c) The Executive understands that the RSU’s and the Common Stock issued in settlement of such RSU’s, have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Executive’s investment intent as expressed herein.

(d) The Executive further acknowledges and understands that the RSU’s and the Common Stock issued in settlement of such RSU’s, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Executive further acknowledges and understands that the Employer is under no obligation to register the RSU’s or the Common Stock issued in settlement of such RSU’s. The Executive understands that the certificate(s) evidencing the RSU’s and the Common Stock issued in settlement of such RSU’s, will be imprinted with a legend which prohibits the transfer thereof unless they are registered or such registration is not required in the opinion of counsel for the Employer.

(e) The Executive is familiar with the provisions of Rules 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Executive understands that the Employer provides no assurances as to whether the Executive will be able to resell any or all of the Common Stock issued in settlement of such RSU’s, pursuant to Rule 144, which rules requires, among other things, that the Employer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that resales of securities take place only after the holder has held the RSU’s for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions.

8.2 Restrictive Legends and Stop-Transfer Orders.

(a) Legends. The certificate or certificates representing the Common Stock issued in settlement of such RSU’s, shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE EMPLOYER THAT SUCH PLEDGE, HYPOTHECATION, SALE OR TRANSFER IS EXEMPT THEREFROM UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

8.3 Withholding. The Employer reserves the right to withhold, in accordance with any Applicable Laws, from any consideration payable or property transferable to the Executive any taxes the Employer reasonably determines is required to be withheld by federal, state or local law as a result of the grant or vesting or settlement of the RSU’s. Alternatively or if the amount of any consideration payable to the Executive is insufficient to pay such taxes or if no consideration is payable to the Executive, upon the request of the Employer, the Executive will pay to the Employer an amount sufficient for the Employer to satisfy any federal, state or local tax withholding requirements applicable to and as a condition to the payment in settlement of the RSU’s. The Compensation Committee may, in its sole discretion, consider whether, to what extent, and under what terms it may grant Executive the right to use shares of Employer common stock or shares of Employer common stock issued upon settlement of the RSU’s, to apply against his withholding obligation under this Section 8.3, however, shall be under no obligation to do so.

8.4 Settlement of RSUs. The Restricted Stock Unit Agreement shall provide that the RSUs shall be settled by the issuance of one share of Employer common stock (subject to any adjustment provisions included within the Plan), less any shares of common stock, if at all, that are permitted to be withheld from the settlement in accordance with Section 8.3. Shares of common stock shall be issued to the Executive within ten (10) days after the date the RSUs vest.

9. GENERAL PROVISIONS

9.1 DEFINITIONS.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 9:

“Accrued Obligations” means (i) any Base Salary, annual incentive bonus earned and accrued at year-end under Section 2.2 or other incentive compensation that is earned but remains unpaid on the date of termination, (ii) vacation or paid time off that is accrued but unused on the date of termination, (iii) expenses that are reimbursable under the Employer’s expense reimbursement policy or this Agreement that remain unpaid on the date of termination, (iv) rights under vested RSUs as of the date of termination and (v) benefits and rights under the Employer’s employee benefit plans. The Accrued Obligations will be paid in accordance with the Employer’s customary payroll practices, expense reimbursement policy or the terms of the employee benefit plan, as applicable.

“Agreement” means this Employment Agreement, as amended from time to time in a writing signed by both parties.

“Basic Compensation” shall include all items of Base Salary and bonus compensation and benefits provided for in Section 2.1 of this Agreement.

“Board of Directors” means the board of directors of the Employer.

“Change in Control” means the acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than the Employer, any subsidiary of the Employer or any employee benefit plan of the Employer or subsidiary of the employer), directly or indirectly, as “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Employer; or the consummation of (x) a merger, consolidation or other business combination of the Employer with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Employer or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Employer or an agreement for the sale or disposition of all or substantially all of the Employer assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of Employer.

“Competitive Enterprise” means a business (or business unit) that (1) engages in any activity or (2) owns or controls a majority interest in any entity that engages in any activity, that, in either case, competes with any activity that is similar to an activity in which the Employer is engaged up to and including the Executive’s departure date from the Employer, or any activity which the Executive performed as an employee for the Employer during the twenty-four (24) month period prior to the Executive’s departure date.

“Customer” shall mean any customer of Employer within twelve (12) months of the date of Executive’s termination from the Employer, or prospective customer of the Employer at such time of termination; provided that an entity or person shall be considered a “prospective customer” for purposes of this sentence only if the Employer (i) made a presentation or written proposal to such entity or person during the twelve (12) month period preceding the date the Executive’s employment with the Employer terminates, or (ii) was preparing to make such a presentation or proposal at the time the Executive’s employment terminates.

“Disability” shall mean once the Executive is unable to perform the essential functions of the Executive’s duties with reasonable accommodation for 120 consecutive days, or 120 days during any twelve month period. The Disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by written notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If these two doctors cannot agree, they will jointly select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor(s) selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination(s) and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney in fact will act in the Executive’s stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

“Discoveries and Works” shall mean, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.

“Employment Period” means the term of the Executive’s employment under this Agreement as defined in Section 1.2.

“Fair Market Value” means, with respect to the common stock of the Employer (the “Common Stock”), the average closing sales price of the Common Stock for the thirty (30) days before the grant date, as reported by the NYSE American, Nasdaq Stock Market or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade) or if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of the end of the regular trading session, as reported by the OTC Markets or trading platform or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

“For Cause” shall mean: (a) the Executive’s material breach of this Agreement, not substantially cured within ten (10) days’ written notice of the breach to Executive; (b) a judicial finding in a civil context, or a conviction or entry of a guilty plea or plea of no contest in a criminal context, with respect to theft, fraud, or misappropriation (or attempted misappropriation) by Executive of any of the Employer’s funds or property; (c) controlled substance abuse, drug addiction or alcoholism which interferes with or materially affects the Executive’s job performance, provided that an interactive dialogue and reasonable accommodation process have first been undertaken and exhausted, consistent with the Americans with Disabilities Act (ADA); (d) gross negligence or wanton misconduct which materially and negatively affects the Employer, not substantially cured within ten (10) days’ written notice to Executive; (e) any violation of any express written directions or any reasonable written rule or regulation established by the Employer’s Board of Directors from time to time regarding the conduct of its business which negatively affects the Employer, and which is/are not substantially cured within ten (10) days’ written notice to Executive, (f) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment.

“Good Reason” shall mean, unless the Executive shall have consented thereto, any of the following: (i) a material reduction or material adverse change in the Executive’s title, duties, authority, or responsibilities, which are inconsistent with the Executive’s position with the Employer; (ii) the material breach by the Employer of any obligation under this Agreement; (iii) an instruction, directive or other order to engage in an activity that is concluded to be unlawful in written advice of counsel, or (iv) the Employer, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official in the context of a bankruptcy filing. The Executive’s resignation shall not be for “Good Reason” unless the Executive gives the Employer written notice of the grounds that the Executive asserts constitute Good Reason, the Employer fails to remedy or cure those acts or omissions to the reasonable satisfaction of the Executive within thirty (30) days after the Executive’s written notice and the Executive resigns within thirty (30) days after the end of the cure period.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Regulatory Issues” include, but are not limited to any of the following: (i) Executive has ever been convicted of, or pled guilty or nolo contendere to, a criminal offense of any kind other than civil or misdemeanor traffic offenses, (ii) Executive has even been arrested, indicted or charged with a criminal offense under any federal or state any kind, other than a civil or misdemeanor traffic offense, (iii) Executive has even been charged with or convicted of violation of any controlled substance laws or any federal or state cannabis laws, (iv) Executive has been named as a defendant in a civil or administrative lawsuit where the allegations would constitute a crime or would amount to fraud, deceit or misrepresentation, excepting any suit that concluded with a merit finding in Executive’s favor, (v) Executive owes any past taxes, fees or obligations to the United State government, any state or any political subdivision thereof, (vi) Executive has failed to comply with any applicable laws or regulations relating to child support, (vii) Executive has been named as a defendant in any administrative EEOC matter or named in a lawsuit alleging discrimination, harassment or hostile work environment, excepting any such matters that concluded with a merit finding in Executive’s favor, (viii) a court, governmental agency or tribunal has determined that the Executive has engaged in attempt to obtain a registration, license or approval to operate in any state by fraud, misrepresentation or the submission of false information or (ix) Executive has ever been the subject to any denial, suspension or revocation of a license or registration by any federal, state or local government, or any foreign jurisdiction, including without limitation, any denial, suspension, revocation or refusal to renew certification for Medicare or Medicaid.

“Release” shall mean a general release and waiver of claims, in a form acceptable to the Employer and Employee after review by their respective legal counsel and provided to the Executive (or his estate as applicable) within five (5) days after termination, of any and all claims against the Employer and all related parties with respect to matters arising out the Executive’s employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Executive has accrued and is due a benefit), the right to Directors’ and Officers’ insurance coverage, the right to indemnification, defense, or exculpation as an officer or director of the Employer and excepting any claims that cannot be waived or released as a matter of law).

“Release Effective Date” means the date the Release becomes effective and irrevocable.

“RSU’s” shall mean restricted stock units awarded in connection with Executive’s employment hereunder. All such RSU’s shall be subject to the terms of a Restricted Stock Unit Agreement to be granted under and subject to the Employer’s 2019 Omnibus Incentive Plan.

“Solicit” shall mean any direct or indirect communication or communication through a third party of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Trade Secrets or other Confidential Information” shall mean, by way of example and without limitation, and in whatever medium, confidential information concerning the Employer and its affiliates, employees, and clients, including marketing, investment, performance data, credit and financial information, and other information concerning the business affairs of the Employer and its affiliates.

9.2 409A COMPLIANCE.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the discretion of the Employer and without requiring the Executive’s consent, in such manner as the Employer determines, based on the advice of competent legal counsel, to be necessary or appropriate to comply, with or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 9.2, the Employer shall modify this Agreement in the least restrictive manner necessary and without reducing the economic value of payments or benefits due the Executive. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement that constitutes deferred compensation under Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105 of the Internal Revenue Code of 1986, as amended; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) If a payment obligation under this Agreement arises on account of the Executive’s termination of employment, it shall be payable only after the Executive’s “separation from service” (determined in accordance with the default rules prescribed by Treasury Regulation section 1.409A-1(h); provided, however, that if the Executive is a “specified employee” (determined in accordance with the default rules prescribed by Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

9.3 KEY MAN LIFE INSURANCE.

During the Term, the Employer may at any time effect insurance on the Executive’s life and/or health in such amounts and in such form as the Employer may in its sole discretion decide. Such insurance will paid for by and owned by the Employer for its own benefit and the Executive will not have any interest in such insurance, but shall, at the Employer’s request, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Employer to effect, such insurance.

9.4 WAIVER.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

9.5 NOTICES.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	Redwood Green Corp.
866 Navajo Street
Denver, CO 80204

with a copy to:	Joseph P. Galda, Esquire
40 East Montgomery Ave., LTW
Ardmore, PA 19003

If to the Executive:	Michael Saxon
581 Manakin Towne Place
Manakin-Sabot, VA 23103

with a copy to:	Brian L. Hager
Hunton Andrews Kurth, LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, VA 23219

9.6 ENTIRE AGREEMENT; AMENDMENTS.

This Agreement and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.7 GOVERNING LAW.

This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

9.8 JURISDICTION.

Subject to the provisions of Section 9.9, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the federal and state courts located in the proximate area of Washington, D.C, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

9.9 ARBITRATION, OTHER DISPUTES.

In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after such mediation fails or is abandoned by either party, the parties will settle any remaining dispute or controversy exclusively by arbitration in the proximate area of Washington, D.C., in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by the Employer. Notwithstanding the above, the Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation of Section 7 hereof.

9.10 ASSIGNABILITY, BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will, designation of beneficiary, or operation of law.

9.11 SURVIVAL.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9.12 REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants to the Employer as follows:

(a) The execution and performance of this Agreement by the Executive shall not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound; nor is the Executive required to disclose to the Employer, or use in the context of this employment, any confidential, privileged or trade secret protected information received by Executive in connection with any prior employment or engagement.

(b) The Executive has not engaged in conduct or is the subject of any disqualifying event under Rule 506 of Regulation D that would disqualify the Employer from relying on Rule 506 of Regulation D as an exemption from registration of any sale of the Employer’s securities under the Securities Act of 1933, as amended.

(c) The Executive does not have any “Regulatory Issues” (as defined herein) that would jeopardize the Employer’s ability to secure and maintain any local and state cannabis licenses or operate its business.

9.13 ACKNOWLEDGMENTS OF EXECUTIVE.

The Executive hereby acknowledges and certifies the following:

(a) That he expressly understands, acknowledges, and agrees that some or all elements of the business of the Employer; that being, the cultivation, distribution, manufacture and sale of marijuana, violate federal law, including, without limitation, the Controlled Substances Act, codified at 21 U.S.C. §801 et seq.;

(b) That he has read the terms of this Agreement, that he has been informed by the Employer that he should discuss it with an attorney of his choice, and that he understands its terms and effects. The Executive further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of Section 7; and

(c) That he understands, acknowledges, and agrees that solely due to the nature of the services to be rendered to the Employer, and mandated regulatory requirements set forth in certain state cannabis laws in which the Employer may now or in the future operate, Executive may be required to comport with cannabis laws reporting requirements, and Executive further represents and warrants to the Employer that he is under no impediment (legal or otherwise) that would preclude him from doing so.

9.14 SECTION HEADINGS, CONSTRUCTION.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.15 SEVERABILITY.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.16 COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

REDWOOD GREEN CORP.

By:	/s/ Delon Human
Chairman of the Board of Directors

EXECUTIVE:

/s/ Michael Saxon

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